News Bulletin

For Further Information:
2200 West Parkway Boulevard	Richard R. Putnam
Salt Lake City, Utah 84119-2331	Investor Relations
www.franklincovey.com	(801) 817-1776

FRANKLINCOVEY ANNOUNCES
THIRD QUARTER AND FISCAL 2006 YEAR TO DATE RESULTS

Salt Lake City, Utah - July 11, 2006 - FranklinCovey (NYSE: FC) today announced its financial results for the fiscal third quarter ended May 27, 2006. FranklinCovey reported net income of $1.0 million before preferred stock dividends ($0.00 earnings per common share after preferred stock dividends) for the quarter ended May 27, 2006, compared to $3.1 million before preferred stock dividends and preferred stock recapitalization charge ($0.34 per common share loss after accounting for dividends and the recapitalization charge) for the same quarter of the prior year. The fiscal 2005 third quarter results included a $7.8 million charge for the recapitalization of its preferred stock. The Company also reported a loss from operations of $1.4 million for its seasonally slowest third quarter of fiscal 2006 compared to an operating loss of $0.7 million for the comparable quarter of the last year. The Company’s financial results during the quarter were influenced primarily by the following as compared to the third quarter of last year: (1) a $2.5 million decrease in sales, $2.3 million due to store closures and lower technology product sales in the retail stores, (2) a $2.0 million year-over-year decrease in gross margin resulting from the decrease in sales and an 80 basis point decline in gross profit margin, primarily the result of higher symposium costs, (3) a $0.5 million decrease in selling, general and administrative (SG&A) costs, and (4) a $0.8 million decline in depreciation and amortization expense. Operating results were also impacted by corrections made in the third fiscal quarter to prior financial statements made of our wholly-owned Mexico subsidiary which resulted in a decrease of $0.5 million in the international sales and a $0.5 million increase in SG&A expense.

For the first three quarters of fiscal 2006, the Company reported $13.5 million of net income before preferred dividends (0.48 per diluted common share after accounting for dividends), a $1.8 million improvement in its net income before preferred dividends compared to $11.7 million of net income before preferred stock dividends and the recapitalization charge ($0.18 per common share loss after preferred stock dividends and the recapitalization charge) for the first three quarters of fiscal 2005. The Company also reported a $3.8 million improvement in operating results for the first three quarters of fiscal 2006 to $13.3 million of operating income on revenues of $214.0 million compared to an operating income of $9.5 million on revenues of $217.4 million for the first three quarters of last year. The Company provided the following details underlying the continued improvement of operating results during the fiscal third quarter and first three quarters of fiscal 2006.

Revenues: Total sales for the third quarter of fiscal 2006 declined $2.5 million. In addition to the $2.3 million decline coming from closed stores and decreased technologies sales in the retail stores compared to last year’s third quarter, increases in training sales, internationally and domestically, were more than offset by the impact from corrections made to the sales reported by the Mexico subsidiary and year-over-year sales decreases in SPG, marketing events, Consumer Direct, Wholesale, and sales of the xQ survey’s to some large corporate clients last year and not repeated this year. Organizational Solutions Business Unit (OSBU) sales for the third quarter of fiscal 2006 were $31.2 million compared to $31.8 million for the same quarter last year. Domestic training sales growth was more than offset by sales decreases in SPG and marketing events and were $17.8 million compared to $18.7 million for the same quarter last year. International revenues increased by 3% during the third quarter of fiscal 2006 to $13.4 million compared to $13.0 for the same quarter last year even after the Mexico sales correction of $0.5 million made during the quarter.

Sales from the Consumer and Small Business Unit (CSBU) for the quarter ended May 27, 2006, declined $1.9 million to $32.1 million compared to $34.0 million for the same quarter last year. Retail store sales declined $2.0 million to $11.5 million during the quarter compared to $13.5 million for the same quarter of the prior year because of a $2.0 million decrease in sales from closed stores and a $0.3 million decrease in technology product sales. Partially offsetting the declines was a $0.3 million increase in product sales of planners, binders and totes. Comparable store sales were flat with a 0% decline during the quarter compared to the same quarter last year. There were 19 fewer domestic stores open during the quarter compared to the third quarter of last year. Consumer direct sales were $12.5 million compared to $12.1 million for the same quarter of last year. Wholesale sales were $6.9 million compared to $7.6 million for the same quarter last year.

Selling, general and administrative expenses: SG&A costs decreased by $0.5 million during the quarter and declined by $2.1 million for the first three quarters ended May 27, 2006, compared to the same period last year and included a $0.5 million charge to administrative costs due to corrections made in the quarter to the financial statements of the Mexico subsidiary. The decrease during the quarter was primarily due to more focused efforts to reduce the Company’s operating expenses and the lower costs associated with fewer retail stores partially off-set by increased training sales personnel costs.

Depreciation and amortization: Depreciation and amortization expenses (D&A) continued to decline during the third quarter of fiscal 2006, reflecting lower, more focused and better-managed capital expenditures and the effect of certain assets becoming fully depreciated. The Company reported a decline of $0.8 million in D&A during the third quarter and $2.8 million during the first three quarters of fiscal 2006, compared to the respective periods of the prior year.

Other developments: The Company also announced that through the first three quarters of fiscal 2006 that it had redeemed $20 million of its Series A Preferred Stock and 485,000 shares for $3.9 million of its Common Stock.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 90 retail stores, and www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.

FRANKLIN COVEY CO.

CONDENSED CONSOLIDATED INCOME STATEMENT
( in thousands, except per share amounts )

	Quarter Ended		Three Quarters Ended
	May 27,	May 28,	May 27,	May 28,
	2006	2005	2006	2005
	(unaudited)		(unaudited)

Net sales	$63,282	$65,788	$213,966	$217,415

Cost of sales	26,990	27,520	85,094	87,495
Gross margin	36,292	38,268	128,872	129,920

Selling, general and administrative	35,629	36,095	108,885	110,964
Depreciation	1,134	1,848	3,763	6,346
Amortization	908	1,043	2,911	3,130
Income (loss) from operations	(1,379)	(718)	13,313	9,480

Interest income, net	(356)	281	(1,013)	497
Gain on disposal of investment in unconsolidated subsidiary		500		500
Legal settlement			873
Income (loss) before income taxes	(1,735)	63	13,173	10,477

Income tax benefit (provision)	2,754	3,006	292	1,203
Net income	1,019	3,069	13,465	11,680

Preferred stock dividends	(934)	(2,184)	(3,452)	(6,551)
Loss on recapitalization of preferred stock		(7,753)		(7,753)
Net income (loss) attributable to common shareholders	$85	$(6,868)	$10,013	$(2,624)

Net income (loss) per share attributable to common shareholders - diluted	$0.00	$(0.34)	$0.48	$(0.18)

Weighted average common shares - diluted	20,734	19,922	20,670	19,847

Sales Detail:
Retail Stores	$11,493	$13,443	$50,001	$59,886
Catalog / e-commerce	12,504	12,144	50,291	49,390
Wholesale	6,920	7,627	17,148	16,107
Other	1,168	792	3,622	2,542
Total Consumer and Small Business Unit	32,085	34,006	121,062	127,925

Domestic	17,807	18,736	49,423	48,303
International	13,390	13,046	43,481	41,187
Total Organizational Solutions Business Unit	31,197	31,782	92,904	89,490

Total	$63,282	$65,788	$213,966	$217,415